UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): 02/13/19

Turner Valley Oil & Gas, Inc.

(Exact name of Registrant as specified in its charter)

Commission File Number: 0-30891

Nevada	91-1980526
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1600 West Loop South, Suite 600, Houston, Texas 77027

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 1-713-588-9453

INTRODUCTION

This Registrant (Reporting Company) has elected to refer to itself, whenever possible, by normal English pronouns, such as "We", "Us" and "Our". This Form 8-K may contain forward-looking statements. Such statements include statements concerning plans, objectives, goals, strategies, future events, results or performances, and underlying assumptions that are not statements of historical fact. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views, with respect to future events or results and future financial performance. Certain words indicate forward-looking statements, words like "believe", "expect", "anticipate", "intends", "estimates", "forecast", "projects", and similar expressions.

Item 1.01	Entry into a Material Definitive Agreement

Turner entered into an acquisition agreement with (“American”) with terms as follows:

  1. Trade:

1.1.	APC shall have a closing valuation of $2,500,000.00 upon closing estimated to be approximately 5x EBITDA trailing twelve months 2019.
1.2.	TVOG will issue Preferred Stock of the TVOG for 50% and cash and debt assumed for 50% to APC in exchange for 100% of the equity of O&S Builders, Inc., and OSET, LLC.
1.3.	Preferred Stock shall be initially valued at the estimated Valuation herein or $1,250,000.00.
1.4.	TVOG shall pay off all SBA loans equal to approximately $500,000.00 at closing or alternatively adjust the cash portion of the purchase by the same amount TVOG decides to assume or refinance the debts. Any other outstanding debt will be paid from the remaining balance of the $500,000.00 should any exist.
1.5.	The Preferred Stock shall be convertible to common stock at a fixed price per share of $0.01 and have a 2.5% yield payable in cash or in kind every 12 months after effective date.
1.6.	The Preferred Stock conversion price shall be guaranteed for 12 months, whereas a lower price per share at the end of the period for an average of the last 10 trading days of the period shall result in a one-time lowering of the conversion price to that average. For discussion purposes only, the following numbers would be calculated as allocated between Cash, Debt Assumed (or paid off) and Equity Retained; at closing .
1.7.	APC will have a one time option at closing,to retain additional Preferred Stock in instead of the $750,000.00 paid at closing for all or part.

		%
Cash	$750,000.00	30%
Debt Assumed	$500,000.00	20%
Equity Retained	$1,250,000.00	50%
Total	$2,500,000.00	100%

  2. Acquisition and Capital Structure:

2.1.	The MOA as summarized herein is valid to be signed and approved by the seller until Friday, February 15, 2019 Midnight time CST. If not approved by then, it will need to be revised by the buyer again.
2.2.	APC will provide a period of exclusivity to TVOG to close the deal which will continue until the established closing date when PSA (Purchasing and Sales Agreement) is signed. APC will not negotiate or speak to other parties during this period.
2.3.	TVOG will acquire APC as per the terms herein as a wholly-owned subsidiary in which APC will continue to operate as is and under the current brand for a minimum period of one (1) year.
2.4.	TVOG proposed a stock sale versus asset sale subject to tax review by both parties and unforeseen liability protection.
2.5.	The Accounts Receivable and Payable will be retained as per the financial statements at the time of the closing date..
2.6.	APC shall have Long-Term Liabilities notes approximating to $723,643.46 for O&S Builders, Inc and $85,880.11 for OSET, LLC as of December 31, 2018.
2.7.	TVOG will retain current Working Capital which will be calculated using a seasonally adjusted trailing average for the last 12 months period prior to close. TVOG acknowledges that APC has, historically, maintained a large asset balance in the business that was not related to working capital needs.

  3. Investment & Growth Plan:

3.1.	TVOG will invest up to $500,000.00 into APC for capital equipment discussed, as necessary, after closing to handle work upcoming in 2019 through a mutually agreeable, detailed use of proceeds and business plan.
3.2.	As results are reflected in line with the forecasts, TVOG anticipates making an additional investment for an amount to be determined.

3.3.	Such capital expenditures will go toward additional equipment, expansion of staff, marketing and development or as TVOG Executive Leadership deems necessary.
3.4.	TVOG management will, at the appropriate time, take over responsibilities for non-customer facing back office work. Where both efficient and practical, certain day to day operations, and some sales and development work may be transferred to a TVOG managed office to consolidate efforts from multiple locations.
3.5.	Current management person(s) stays on to manage all day-to-day operations, including sales, marketing and administration.
3.6.	Current management person(s) works full-time or as required to maintain current business run-rate and to meet forecasted growth expectations as established by TVOG.
3.7.	APC management shall have an opportunity, at a later date when determined not to be detrimental to the continuing operations of APC, to participate in Management Preferred Stock and expand roles into TVOG leadership whereas earn-in and back-in stock and cash compensation shall be available.

  4. Summary Terms:

4.1.	These are subject to finalize valuation, structure of deal and for discussion purposes only and available for counter proposal.

4.2.	To APC Group:

4.2.1.	Preferred Stock valued at $1,250,000.00 to the 50%.
4.2.2.	Paid in cash to pay off approximately $500,000.00 in APC debt or if assumed valuation adjusted for the same amount equal to 20% of the valuation.
4.2.3.	Paid in cash unless option is exercised in all or in part, to retain additional Preferred Stock at time of closing for face value of up to $750,000.00.
4.2.4.	Current management person(s) will receive a W-2 salary amount of $175,000.00 a year for 3 years. Management for APC are identified as:
4.2.4.1.	William O’Connor
4.2.4.2.	Jereme Sonnenfeld
4.2.5.	Expansion capital of $500,000.00+ is to be invested into the business.

Item 7.01. Regulation FD Disclosure.

The Company intends to issue a press release on 02/14/19 to provide investors with updates regarding this acquisition. The update is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release planned to issue by the Company on 02/14/19

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 8-K has been signed below by the following person(s) on behalf of the Registrant and in the capacity and on the date indicated.

Dated: 02/13/19

Turner Valley Oil and Gas, Inc.

By: /s/ Steve Helm

Steve Helm, President/CEO/Director